Exhibit 5.1

425 MARKET STREET SAN FRANCISCO CALIFORNIA 94105-2482 TELEPHONE: 415.268.7000 FACSIMILE: 415.268.7522 WWW.MOFO.COM

MORRISON & FOERSTER LLP

NEW YORK, SAN FRANCISCO,

LOS ANGELES, PALO ALTO, SACRAMENTO, SAN DIEGO,

DENVER, NORTHERN VIRGINIA,

WASHINGTON, D.C.

TOKYO, LONDON, BRUSSELS,

BEIJING, SHANGHAI, HONG KONG,

SINGAPORE

April 16, 2013

Aradigm Corporation

3929 Point Eden Way

Hayward, CA 94545

Re: 2005 Equity Incentive Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of an additional 4,000,000 shares (the “Shares”) of your common stock, no par value per share (“Common Stock”), that will be issuable from time to time under Aradigm Corporation’s 2005 Equity Incentive Plan, as amended (the “2005 Equity Incentive Plan”).

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the 2005 Equity Incentive Plan and the authorization of the issuance of the Shares under the 2005 Equity Incentive Plan and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares under the 2005 Equity Incentive Plan, Aradigm Corporation will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the 2005 Equity Incentive Plan, will be validly issued, fully paid and nonassessable shares of Common Stock.

We consent to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP